News Release I For Immediate Release

FactSet Reports Results for Third Quarter 2024
◦Q3 GAAP revenues of $552.7 million, up 4.3% from Q3 2023.
◦Organic Q3 ASV plus professional services of $2,220.4 million, up 5.0% year over year.
◦Q3 GAAP operating margin of 36.6%, up approximately 420 bps year over year, and adjusted operating margin of 39.4%, up 340 bps from the prior year.
◦Q3 GAAP diluted EPS of $4.09, up 18.2% from the prior year, and adjusted diluted EPS of $4.37, up 15.3% year over year.
◦Fiscal 2024 guidance updated. Expected organic ASV plus professional services growth of $85-$120 million (4-5.5%), GAAP revenues in the range of $2,180-$2,190 million, adjusted operating margin in the range of 37.0%-37.5%, and adjusted diluted EPS in the range of $16.00-$16.40.

NORWALK, Conn., June 21, 2024 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its third quarter fiscal 2024 ended May 31, 2024.

Third Quarter Fiscal 2024 Highlights
•GAAP revenues increased 4.3%, or $22.9 million, to $552.7 million for the third quarter of fiscal 2024 compared with $529.8 million in the prior year period. Organic(1) revenues grew 4.5% year over year to $553.4 million during the third quarter of fiscal 2024. Growth in GAAP and Organic revenues this quarter was driven by institutional asset managers, asset owners, partners and corporates.
•Annual Subscription Value ("ASV") plus professional services was $2,219.2 million at May 31, 2024, compared with $2,120.1 million at May 31, 2023. Organic ASV plus professional services was $2,220.4 million at May 31, 2024, up 5.0% or $105.6 million year over year.
•Organic ASV plus professional services increased $11.7 million over the last three months. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 36.6% compared with 32.5% for the prior year, mainly due to a reduction in bonus accruals, a one-time payroll tax adjustment, and a higher capitalization benefit. Adjusted operating margin improved to 39.4% compared with 36.0% in the prior year due to similar drivers.
•GAAP diluted earnings per share ("EPS") increased 18.2% to $4.09 compared with $3.46 for the same period in fiscal 2023, due to higher revenues, margin expansion, and reduced share count, partially offset by a higher provision for income taxes. Adjusted diluted EPS increased 15.3% to $4.37 compared with $3.79 for the prior year period, driven by growth in revenues, margin expansion, and reduced share count.
•Adjusted EBITDA increased to $239.9 million, up 16.9% for the third quarter of fiscal 2024, compared with $205.3 million for the same period in fiscal 2023, due to higher operating income.
•The Company’s effective tax rate for the third quarter of fiscal 2024 slightly increased to 17.0% compared with 16.9% for the three months ended May 31, 2023, primarily due to higher pretax income, partially offset by increased utilization of foreign tax credits and excess tax benefits from stock-based compensation.
"FactSet has a long history of providing exceptional value to our clients,” said Phil Snow, CEO of FactSet. "We maintain an optimistic outlook as we further invest in our platform and harness the power of generative AI to accelerate our clients' efficiency and decrease their total cost of ownership."
(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency.

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands, except per share data)	2024	2023	Change
Revenues	$552,708	$529,811	4.3%
Organic revenues	$553,432	$529,811	4.5%
Operating income	$202,459	$171,959	17.7%
Adjusted operating income	$217,960	$190,932	14.2%
Operating margin	36.6%	32.5%
Adjusted operating margin	39.4%	36.0%
Net income	$158,135	$134,663	17.4%
Adjusted net income	$168,796	$147,667	14.3%
Adjusted EBITDA	$239,930	$205,284	16.9%
Diluted EPS	$4.09	$3.46	18.2%
Adjusted diluted EPS	$4.37	$3.79	15.3%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

"We continue to deliver value for our shareholders through increased EPS and adjusted operating margin, offsetting softness on the top line," said Linda Huber, FactSet’s CFO. "We are updating our organic ASV plus professional services guidance for fiscal 2024 and now expect growth will be in the range of $85 million to $120 million, which represents annual growth of 4.8% at the midpoint, reduced from our previous guidance of $110 million to $150 million."
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation services.
ASV plus professional services was $2,219.2 million at May 31, 2024, compared with $2,120.1 million at May 31, 2023. Organic ASV plus professional services was $2,220.4 million at May 31, 2024, up $105.6 million from the prior year, for a growth rate of 5.0%. Organic ASV plus professional services increased $11.7 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the third quarter of fiscal 2024 were 5.3% and 3.7%, respectively. Buy-side clients, including institutional asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas region was $1,417.1 million compared with ASV in the prior year period of $1,344.7 million. Organic ASV increased 5.7% to $1,417.1 million. Americas revenues for the quarter increased to $356.5 million compared with $337.7 million in the third quarter of last year. The Americas region's organic revenues growth rate was 5.5%.
ASV from the EMEA region was $565.7 million compared with ASV in the prior year period of $541.3 million. Organic ASV increased 4.4% to $565.5 million. EMEA revenues were $141.2 million compared with $138.0 million in the third quarter of fiscal 2023. The EMEA region's organic revenues growth rate was 2.4%.
ASV from the Asia Pacific region was $219.2 million compared with ASV in the prior year period of $209.8 million. Organic ASV increased 6.1% to $220.6 million. Asia Pacific revenues were $55.0 million compared with $54.1 million in the third quarter of fiscal 2023. The Asia Pacific region's organic revenues growth rate was 3.0%.
Segment ASV does not include professional services, which totaled $17.2 million at May 31, 2024.

News Release I For Immediate Release

Operational Highlights – Third Quarter Fiscal 2024
•Client count as of May 31, 2024 was 8,029, a net increase of 9 clients in the past three months, with increases driven by wealth, corporates, and partners. The count includes clients with ASV of $10,000 and more.
•User count increased by 1,662 to 208,140 in the past three months across all firm types except banking, mainly driven by wealth.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
•Employee count was 12,262 as of May 31, 2024, up 1.6% over the last twelve months, with the increase primarily in the content group. FactSet's Centers of Excellence account for approximately 68% of the Company's employees.
•Net cash provided by operating activities increased to $238.2 million for the third quarter of fiscal 2024 compared with $218.6 million for the third quarter of fiscal 2023, primarily due to an increase in revenues and improved collection rates, as well as lower payments of our accounts payable and accrued expenses, due to timing. Quarterly free cash flow increased to $216.9 million compared with $192.6 million a year ago, an increase of 12.6%, primarily driven by an increase in net cash provided by operating activities.
•A quarterly dividend of $39.6 million, or $1.04 per share, was paid on June 20, 2024, to holders of record of FactSet’s common stock at the close of business on May 31, 2024. This represented a 6% increase in the regular quarterly dividend from the $0.98 per share paid in the previous quarter and marks the 25th consecutive year the Company has increased dividends on a stock split-adjusted basis.
•FactSet announced the release of its Transcript Assistant, a GenAI-powered, conversational chatbot that accelerates in-depth research and analysis of earnings call transcripts.
•FactSet announced the release of its Portfolio Commentary solution. Powered by large language models (LLMs), Portfolio Commentary significantly reduces the challenging, time-consuming, and nuanced process of writing attribution summaries manually. Instead, with the click of a button, users can generate baseline and source-linked portfolio commentary for any attribution report in approximately 30-60 seconds.
•In addition, in June 2024, FactSet made a $12.5 million investment in Aidentified, Inc., a leading AI-powered prospecting and relationship intelligence platform for financial services professionals. Aidentified provides financial advisors, marketing teams, and other sales professionals with tools to identify, qualify, and convert new client relationships.
Share Repurchase Program
FactSet repurchased 135,150 shares of its common stock for $59.8 million at an average price of $442.12 during the third quarter of fiscal 2024 under the Company’s share repurchase program. As of May 31, 2024, $128.1 million remained available for share repurchases under this program.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2024. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2024 Expectations (with reference to most recent previous guidance):
•Organic ASV plus professional services is expected to grow in the range of $85 million to $120 million during fiscal 2024 (reduced from $110 million to $150 million). This represents ASV growth of 4.8% at the midpoint.
•GAAP revenues are expected to be in the range of $2,180 million to $2,190 million (down from $2,200 million to $2,210 million).
•GAAP operating margin is expected to be in the range of 33.7% to 34.0% (up from 32.5% to 33.0%).

News Release I For Immediate Release

•Adjusted operating margin is expected to be in the range of 37.0% to 37.5% (up from 36.3% to 36.7%).
•FactSet's annual effective tax rate is expected to be in the range of 16.5% to 17.5% (unchanged).
•GAAP diluted EPS is expected to be in the range of $14.55 to $14.95 (up from $13.95 to $14.35).
•Adjusted diluted EPS is expected to be in the range of $16.00 to $16.40 (up from $15.60 to $16.00).

Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2024. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Third Quarter 2024 Conference Call Details

Date:            Friday, June 21, 2024
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q3 2024 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on June 21, 2024 through June 21, 2025. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes from revenues the current year impact of revenues from acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA and adjusted EBITDA represent earnings before interest expense, provision for income taxes and

News Release I For Immediate Release

depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,000 global clients, including over 208,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
investor_relations@factset.com
avannes@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(In thousands, except per share data)	2024	2023	2024	2023
Revenues	$552,708	$529,811	$1,640,869	$1,549,711
Operating expenses
Cost of services	246,986	241,689	753,749	709,537
Selling, general and administrative	103,098	115,725	312,616	325,903
Asset impairments	165	438	1,063	1,167
Total operating expenses	350,249	357,852	1,067,428	1,036,607

Operating income	202,459	171,959	573,441	513,104

Other income (expense), net
Interest income	4,568	3,083	10,427	8,191
Interest expense	(16,894)	(16,354)	(50,231)	(49,628)
Other income (expense), net	399	3,310	736	4,978
Total other income (expense), net	(11,927)	(9,961)	(39,068)	(36,459)

Income before income taxes	190,532	161,998	534,373	476,645

Provision for income taxes	32,397	27,335	86,743	73,591
Net income	$158,135	$134,663	$447,630	$403,054

Basic earnings per common share	$4.15	$3.52	$11.76	$10.54
Diluted earnings per common share	$4.09	$3.46	$11.58	$10.35

Basic weighted average common shares	38,089	38,278	38,069	38,227
Diluted weighted average common shares	38,640	38,912	38,644	38,936

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	May 31, 2024	August 31, 2023
ASSETS
Cash and cash equivalents	$453,144	$425,444
Investments	68,890	32,210
Accounts receivable, net of reserves of $10,484 at May 31, 2024 and $7,769 at August 31, 2023	240,096	237,665
Prepaid taxes	44,416	24,206
Prepaid expenses and other current assets	51,729	50,610
Total current assets	858,275	770,135

Property, equipment and leasehold improvements, net	80,843	86,107
Goodwill	1,004,749	1,004,736
Intangible assets, net	1,851,395	1,859,202
Deferred taxes	36,739	27,229
Lease right-of-use assets, net	137,229	141,837
Other assets	70,471	73,676
TOTAL ASSETS	$4,039,701	$3,962,922

LIABILITIES
Accounts payable and accrued expenses	$138,381	$121,816
Current portion of long-term debt	187,144	—
Current lease liabilities	30,130	28,839
Accrued compensation	79,383	112,892
Deferred revenues	168,053	152,430
Current taxes payable	28,825	31,009
Dividends payable	39,589	37,265
Total current liabilities	671,505	484,251

Long-term debt	1,240,626	1,612,700
Deferred taxes	7,944	6,737
Deferred revenues, non-current	1,928	3,734
Taxes payable	36,748	30,344
Long-term lease liabilities	183,642	198,382
Other liabilities	6,904	6,844
TOTAL LIABILITIES	$2,149,297	$2,342,992

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,890,404	$1,619,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,039,701	$3,962,922

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine months ended
	May 31,	May 31,
(In thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$447,630	$403,054
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	91,154	78,681
Amortization of lease right-of-use assets	22,846	29,245
Stock-based compensation expense	46,707	44,365
Deferred income taxes	(6,979)	(12,716)
Asset impairments	1,063	1,167
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(7,176)	(37,879)
Accounts payable and accrued expenses	17,296	5,870
Accrued compensation	(33,329)	(39,935)
Deferred revenues	13,817	(3,861)
Taxes payable, net of prepaid taxes	(15,992)	19,112
Lease liabilities, net	(31,687)	(34,041)
Other, net	(8,173)	36,841
Net cash provided by operating activities	537,177	489,903

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(59,722)	(61,421)
Purchases of investments	(44,936)	(10,889)
Net cash provided by (used in) investing activities	(104,658)	(72,310)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(187,500)	(312,500)
Dividend payments	(111,297)	(101,377)
Proceeds from employee stock plans	83,497	55,885
Repurchases of common stock	(171,918)	(67,092)
Other financing activities	(15,690)	(12,273)
Net cash provided by (used in) financing activities	(402,908)	(437,357)

Effect of exchange rate changes on cash and cash equivalents	(1,911)	3,118
Net increase (decrease) in cash and cash equivalents	27,700	(16,646)
Cash and cash equivalents at beginning of period	425,444	503,273
Cash and cash equivalents at end of period	$453,144	$486,627

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands)	2024	2023	Change
Revenues	$552,708	$529,811	4.3%
Acquisition revenues	(119)	—
Currency impact	843	—
Organic revenues	$553,432	$529,811	4.5%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS.

	Three Months Ended
	May 31,	May 31,
(dollar amounts in thousands, except per share data)	2024	2023	% Change
Operating income	$202,459	$171,959	17.7%
Intangible asset amortization	16,674	17,655
Business acquisition / integration costs(1)	423	—
Restructuring / severance	(1,596)	1,318
Adjusted operating income	$217,960	$190,932	14.2%
Operating margin	36.6%	32.5%
Adjusted operating margin(2)	39.4%	36.0%
Net income	$158,135	$134,663	17.4%
Intangible asset amortization	11,466	14,406
Business acquisition / integration costs(1)	291	—
Restructuring / severance	(1,096)	1,075
Income tax items	—	(2,477)
Adjusted net income(3)	$168,796	$147,667	14.3%
Net income	158,135	134,663	17.4%
Interest expense	16,894	16,354
Income taxes	32,397	27,335
Depreciation and amortization expense	32,504	26,473
EBITDA	$239,930	$204,825	17.1%
Non-recurring non-cash expenses	—	459
Adjusted EBITDA	$239,930	$205,284	16.9%
Diluted EPS	$4.09	$3.46	18.2%
Intangible asset amortization	0.30	0.36
Business acquisition / integration costs(1)	0.01	—
Restructuring / severance	(0.03)	0.03
Income tax items	—	(0.06)
Adjusted Diluted EPS(3)	$4.37	$3.79	15.3%
Weighted average common shares (Diluted)	38,640	38,912
(1)Related to business acquisition costs.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted earnings per share, all adjustments for the three months ended May 31, 2024 and May 31, 2023 were taxed at an adjusted tax rate of 31.2% and 18.4%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2024 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,180	$2,190
Operating income	$735	$745
Operating margin	33.7%	34.0%
Intangible asset amortization	66	70
Restructuring / severance	6	6
Adjusted operating income	$807	$821
Adjusted operating margin (a)	37.0%	37.5%

Net income	$563	$578
Intangible asset amortization	55	57
Restructuring / severance	5	5
Discrete tax items	(5)	(7)
Adjusted net income	$618	$633

Diluted earnings per common share	$14.55	$14.95
Intangible asset amortization	1.42	1.49
Restructuring / severance	0.13	0.13
Discrete tax items	(0.10)	(0.17)
Adjusted diluted earnings per common share	$16.00	$16.40
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended
	May 31,	May 31,
(In thousands)	2024	2023	Change
Net Cash Provided for Operating Activities	$238,235	$218,589
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(21,339)	(26,005)
Free Cash Flow	$216,896	$192,584	12.6%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last twelve months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q3'24	Q2'24	Q1'24	Q4'23	Q3'23	Q2'23	Q1'23	Q4'22
% of ASV from buy-side clients	82.3%	82.0%	82.0%	81.8%	82.1%	82.8%	82.8%	82.9%
% of ASV from sell-side clients	17.7%	18.0%	18.0%	18.2%	17.9%	17.2%	17.2%	17.1%

ASV Growth rate from buy-side clients	5.3%	5.6%	7.2%	6.9%	7.3%	8.1%	8.0%	8.5%
ASV Growth rate from sell-side clients	3.7%	5.5%	7.6%	9.3%	12.3%	15.8%	14.4%	13.8%

The following table presents the calculation of organic ASV plus professional services.

(Details may not sum to total due to rounding)

(In millions)	Q3'24
As reported ASV plus Professional Services (a)	$2,219.2
Currency impact (b)	1.2
Organic ASV plus Professional Services	$2,220.4
Organic ASV plus Professional Services growth rate	5.0%
(a)Includes $17.2 million in professional services as of May 31, 2024.
(b)The impact of foreign currency movements.